Webster Announces Increase to Common Stock
Repurchase Authorization
STAMFORD, Conn., May 1, 2025 – Webster Financial Corporation (“the Company”) (NYSE:WBS), the holding company for Webster Bank, N.A., announced today that its Board of Directors increased the Company’s authority to repurchase shares of its common stock by $700,000,000 under its existing share repurchase program.
The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.
Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, regulatory considerations, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. The Company expects to use the increased authority to repurchase shares of its common stock in 2025 and in future years, subject to management’s discretion and any regulatory limitations.
The repurchase program does not have an expiration date but may be suspended, terminated, or modified by the Company’s Board of Directors at any time depending on factors deemed appropriate, including but not limited to market conditions, the cost of repurchasing shares, the terms of any Rule 10b5-1 trading plan, regulatory requirements, the availability of alternative investment opportunities, and liquidity and capital target considerations. The repurchase program does not obligate the Company to purchase any particular number of shares.
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About Webster Financial Corporation:
Webster Financial Corporation (“Webster”) (NYSE:WBS) is the holding company for Webster Bank, N.A. (“Webster Bank”). Headquartered in Stamford, CT, Webster is a values-driven organization with more than $80 billion in total assets. Webster Bank is a commercial bank that provides a wide range of financial products and services to businesses, individuals, and families across three differentiated lines of business: Commercial Banking, Healthcare Financial Services, and Consumer Banking. While its core footprint spans the Northeast from the New York metropolitan area to Rhode Island and Massachusetts, certain businesses operate in extended geographies. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

Media Contact:
Alice Ferreira, 203-578-2610
acferreira@websterbank.com

Investor Contact:
Emlen Harmon, 212-309-7646
eharmon@websterbank.com